ENVIRO-CLEAN OF AMERICA, INC.
AND SUBSIDIARIES
(a development stage company)

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 1998

                                  ENVIRO-CLEAN OF AMERICA, INC. AND SUBSIDIARIES
                                                   (a development stage company)


                                                                        CONTENTS
                                                               December 31, 1998
--------------------------------------------------------------------------------


Independent Auditor's Report                                               1


Consolidated Financial Statements:

   Balance Sheet                                                           2
   Statement of Operations and Accumulated Deficit                         3
   Statement of Cash Flows                                                 4
   Statement of Stockholders' Equity                                       5
   Notes to Consolidated Financial Statements                            6 - 9

INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Enviro-Clean of America, Inc.


We have audited the accompanying consolidated balance sheet of Enviro-Clean of America, Inc. and Subsidiaries (a development stage company) as of December 31, 1998, and the related consolidated statements of operations and accumulated deficit, stockholders' equity, and cash flows for the period from December 9, 1997 (date of inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enviro-Clean of America, Inc. and Subsidiaries as of December 31, 1998 and the results of its operations and its cash flows for the period from December 9, 1997 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 9, 1999, except for the last paragraph of
Note 7, as to which the date is May 12, 1999

                                        ENVIRO-CLEAN OF AMERICA, INC. AND SUBSIDIARIES
                                                         (a development stage company)

                                                            CONSOLIDATED BALANCE SHEET
======================================================================================

December 31, 1998
--------------------------------------------------------------------------------------
ASSETS

Current Assets:
  Cash                                                                       $ 109,200
  Notes receivable                                                              21,320
  Acquisition deposits                                                         800,000
  Prepaid expenses and other current assets                                     44,300
--------------------------------------------------------------------------------------
      TotaL Current Assets                                                     974,820

Property and Equipment - at cost, net of accumulated depreciation of $797        4,849

Deferred Income Tax Asset, net of valuation allowance of $21,000
--------------------------------------------------------------------------------------
      Total Assets                                                           $ 979,669
======================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Notes payable                                                              $  16,000
  Accounts payable and accrued expenses                                         57,356
  Subscriptions received in advance for preferred stock                        175,000
--------------------------------------------------------------------------------------
      Total Current Liabilities                                                248,356
--------------------------------------------------------------------------------------

Stockholders' Equity:
  Common stock - $.001 par value; authorized 20,000,000 shares,
   issued and outstanding 3,690,000 shares                                       3,690
  Additional paid-in capital                                                   879,325
  Deficit accumulated during the development stage                            (151,702)
--------------------------------------------------------------------------------------
      Stockholders' Equity                                                     731,313
--------------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity                             $ 979,669
======================================================================================

                                  See Notes to Consolidated Financial Statements

                                        ENVIRO-CLEAN OF AMERICA, INC. AND SUBSIDIARIES
                                                         (a development stage company)

                                                  CONSOLIDATED STATEMENT OF OPERATIONS
                                                               AND ACCUMULATED DEFICIT
======================================================================================

Period From December 9, 1997 (Date of Inception) to December 31, 1998
--------------------------------------------------------------------------------------
General and administrative expenses:
  Professional fees                                                    $    108,047
  Travel and entertainment                                                   22,758
  Other                                                                      20,897
--------------------------------------------------------------------------------------
Net loss                                                               $   (151,702)
======================================================================================

Basic loss per common share                                            $       (.05)
======================================================================================

Weighted-average number of common shares outstanding                      3,204,072
======================================================================================

                                  See Notes to Consolidated Financial Statements

                                  ENVIRO-CLEAN OF AMERICA, INC. AND SUBSIDIARIES
                                                   (a development stage company)
                                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

====================================================================================================================================
                                                                                                            Deficit
                                                                                                         Accumulated
                                                                        Common Stock         Additional   During The
                                                                    Number                    Paid-in    Development   Stockholders'
                                                                    Of Shares     Amount      Capital       Stage         Equity
------------------------------------------------------------------------------------------------------------------------------------
Period from December 9, 1997 (date of inception) to December 31,
 1998:

 Issuance of common stock for cash at $.01 per share                3,000,000     $3,000                                 $   3,000

 Issuance of common stock for cash at $.50 per share                  179,000        179     $ 89,321                       89,500

 Issuance of common stock for cash at $.50 per share                  211,000        211      105,289                      105,500

 Issuance of common stock for cash at $2.50 per share                 300,000        300      684,715                      685,015

 Net loss                                                                                                  $(151,702)     (151,702)
------------------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 1998                                       3,690,000     $3,690     $879,325      $(151,702)    $ 731,313
====================================================================================================================================

                                  See Notes to Consolidated Financial Statements

                                  ENVIRO-CLEAN OF AMERICA, INC. AND SUBSIDIARIES
                                                   (a development stage company)

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
================================================================================
Period from December 9, 1997 (date of inception) to December 31, 1998
--------------------------------------------------------------------------------

Cash flows from operating activities:
 Net loss                                                          $  (151,702)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                          1,547
  Changes in operating assets and liabilities:
   Increase in prepaid expenses and other current assets               (44,300)
   Increase in accounts payable and accrued expenses                    57,356
--------------------------------------------------------------------------------
      Net cash used in operating activities                           (137,099)
--------------------------------------------------------------------------------
Cash flows from investing activities:
 Acquisition deposits                                                 (800,000)
 Purchase of property and equipment                                     (5,646)
 Increase in notes receivable                                          (21,320)
 Organization costs                                                       (750)
--------------------------------------------------------------------------------
      Cash used in investing activities                               (827,716)
--------------------------------------------------------------------------------
Cash flows from financing activities:
 Net proceeds from issuance of common stock                            883,015
 Proceeds from subscriptions received in advance for preferred
 stock                                                                 175,000
 Increase in notes payable                                              16,000
--------------------------------------------------------------------------------
      Cash provided by financing activities                          1,074,015
--------------------------------------------------------------------------------
Net increase in cash and cash and at end of period                 $   109,200
================================================================================


                                  See Notes to Consolidated Financial Statements

                                  ENVIRO-CLEAN OF AMERICA, INC. AND SUBSIDIARIES
                                                   (a development stage company)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

1. PRINCIPAL                  The accompanying consolidated financial statements
   BUSINESS                   include the accounts of Enviro-Clean of America,
   ACTIVITY AND               Inc. and its Subsidiaries (collectively the
   SUMMARY OF                 "Company"). All significant intercompany balances
   SIGNIFICANT                and transactions have been eliminated in
   ACCOUNTING                 consolidation.
   POLICIES:
                              The principal business activity of the Company is the consolidation of companies in the sanitary supply and chemical industry.

                              The Company considers all highly liquid
                              instruments purchased with a maturity of three months or less to be cash equivalents.

                              Property and equipment are recorded at cost.
                              Depreciation is provided for by the straight-line method over the estimated useful lives of the property and equipment.

                              The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.

                              The estimated fair values of the notes receivable and notes payable approximate their carrying amounts due to the short-term nature of the instruments.

                              Earnings per share ("EPS") is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the year. Diluted EPS is not presented since the effect would be antidilutive.

                              Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.


2. ACQUISITION DEPOSITS:      Acquisition deposits consist of deposits paid for
                              companies acquired in January 1999 as follows:

                              Kandel and Sons, Inc.                   $300,000
                              NISSCO/Sunline, Inc.                     500,000
                              --------------------------------------------------

                                                                      $800,000
                              ==================================================


3. PROPERTY AND EQUIPMENT:    Property and equipment, at cost, consists of:

                                                                    Depreciation
                              December 31, 1998                         Period
                              --------------------------------------------------

                              Furniture and fixtures          $2,158   5 years
                              Computer hardware                3,488   3 years
                              --------------------------------------------------
                                                               5,646
                              Less accumulated depreciation      797
                              --------------------------------------------------
                                                              $4,849
                              ==================================================

                                  ENVIRO-CLEAN OF AMERICA, INC. AND SUBSIDIARIES
                                                   (a development stage company)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

4. INCOME TAXES:          The difference between the income tax provision
                          (benefit) computed at the federal statutory rate and the actual tax provision (benefit) is accounted for as follows:

                          Taxes (benefit) computed at the federal      $(51,000)
                          statutory rate Taxes computed at a rate        30,000
                          below the federal statutory rate Valuation     21,000
                          allowance
                          -----------------------------------------------------
                                                                       $  - 0 -
                          =====================================================

                          The tax effects of loss carryforwards and the valuation allowance that give rise to the deferred income tax asset at December 31, 1998 are as follows:

                          Net operating losses                         $ 21,000
                          Less valuation allowance                      (21,000)
                          -----------------------------------------------------
                                  Deferred income tax asset            $  - 0 -
                          =====================================================

                          As of December 31, 1998, the Company had net operating loss carryforwards available to offset future taxable income of approximately $152,000 which expire through 2013. Between December 1997 and December 1998, the Company completed offerings of securities. Under
                          Section 382 of the Internal Revenue Code, these activities effect an ownership change and thus may severely limit, on an annual basis, the Company's ability to utilize its net operating loss carryforwards. The Company uses the lowest marginal U.S. corporate tax of 15% to determine deferred tax amounts and the related valuation allowance because the Company had no taxable earnings through December 31, 1998.

5. STOCKHOLDERS' EQUITY:  In December 1997, the Company received net proceeds of
                          $3,000 from the issuance of 3,000,000 shares of stock to the Company's founders.

                          In December 1997, the Company received net proceeds of $89,500 from the issuance of 179,000 shares of common stock in connection with a private placement.

                          Between January and October 1998, the Company received net proceeds of $790,515 from the issuance 511,000 shares of common stock in connection with private placements.

                          In December 1998, the Company received a subscription to preferred stock in advance in the amount of $175,000.

6. RELATED PARTY          During the period from December 7, 1997 to December
   TRANSACTIONS:          31, 1998, shareholders advanced various amounts to the
                          Company for the payment of expenses. All such amounts were noninterest-bearing and were repaid during the period.

                                  ENVIRO-CLEAN OF AMERICA, INC. AND SUBSIDIARIES
                                                   (a development stage company)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

7. SUBSEQUENT EVENTS:         In 1999, the Company authorized up to 500,000
                              shares of Series A convertible redeemable preferred stock with a par value of $.001 and a stated value of $5 per share. The Series A preferred stock pays cumulative cash dividends of 4% per year. The dividend is payable quarterly in arrears, on the last day of each calendar quarter.
                              The first dividend payment date is June 30, 1999.
                              Upon any liquidation, dissolution, or winding up of the Company, the holders of Series A preferred stock shall be entitled to receive $5 per share of preferred stock plus any unpaid dividends, prior to any payments or distributions to holders of any junior securities, as defined. Each share of preferred stock is convertible into shares of common stock at the conversion price of initially
                              $2.50 per share at the option of the holder. On the fifth anniversary of the issue date, for each share of preferred stock not previously converted, such share will automatically be convertible into shares of common stock at the then applicable
                              Conversion Price. The Company will, at any time after January 15, 2001, have the right to redeem any or all shares of Series A preferred stock for $5 per share plus any unpaid dividends.

                              In 1999, the Company authorized and issued 70,000 shares of Series E convertible redeemable preferred stock with a par value of $.001 and stated value of $2.50 per share. The Series E preferred stock pays cumulative cash dividends of 3% per year. The dividend is payable quarterly in arrears, on the last day of each calendar quarter. The first dividend payment date is June 30, 1999. Upon liquidation, dissolution, or winding up of the Company, the holders of Series E preferred stock shall be entitled to receive $2.50 per share of preferred stock plus any unpaid dividends, prior to any payments or distributions to holders of any junior securities, as defined. Each share of preferred stock is convertible into shares of common stock at the conversion price of initially $2.50 per share at the option of the holder. On the fifth anniversary of the issue date, for each share of preferred stock not previously converted, such share will automatically be convertible into shares of common stock at the then applicable Conversion Price. The Company will, at any time after two years from the issue date, have the right to redeem any or all shares of Series E preferred stock for $3.50 per share plus any unpaid dividends.

                              On January 1, 1999, the Company entered into an agreement to purchase all of the stock of Kandel & Son, Inc. ("Kandel"), a New York-based sanitary supply distribution company. The aggregate purchase price for this acquisition is $3,850,000, consisting of $810,000 in cash, a promissory note in the amount of $540,000 due January 15, 2001 bearing interest at the rate of 4% per year, and 500,000 shares of Series A Preferred Stock.

                              On January 1, 1999, the Company entered into an agreement to purchase all of the stock of NISSCO/Sunline, Inc. ("NISSCO"), a Florida-based company engaged in group marketing of sanitary/janitorial supplies. The aggregate purchase price for this acquisition is $4,375,000, consisting of $500,000 in cash and 1,000,000 shares of the Company's common stock. The common stock will be issued to the seller in installments, as defined in the agreement.

                              Both of these acquisitions will be accounted for as purchases.

                              In January 1999, the Company issued 70,000 shares of common stock for an aggregate price of $175,000.

                                  ENVIRO-CLEAN OF AMERICA, INC. AND SUBSIDIARIES
                                                   (a development stage company)

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

                              In March 1999, the Company issued 100,000 shares of common stock for an aggregate price of $250,000.

                              In April 1999, the Company issued 500,000 shares of common stock for an aggregate purchase price of $125,000.

                              In May 1999, the Company issued 100,000 shares of common stock for an aggregate purchase price of $250,000.

                       ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES
                              CONSOLIDATED BALANCE SHEET
                                     MARCH 31, 1999

                                ASSETS

Currrents assets
 Cash & cash equivalents                       $  501,902
 Accounts receivable                              482,415
 Merchandise Inventory                            140,200
 Prepaid expenses & other                          52,021
                                               ----------
  Total current assets                                           $1,176,538

 Property, Plant & Equipment-At cost              484,571
  Less: Accumulated Depreciation                 (285,863)          198,708
                                                ---------
 Other Assets
  Excess of Cost Over Book Value of
    Subsidiaries                                5,625,439
  Other                                             5,775         5,631,214
                                               ----------        ----------
  TOTAL ASSETS                                                   $7,006,460
                                                                 ==========

                       LIABILITIES & STOCKHOLDERS' EQUITY

 Current Liabilities
  Accounts payable & accrued expenses            $  503,926
  Loans payable                                     111,744
  Current maturities of long-term debt              667,998
                                                -----------
   Total Current Liabilities                                     $1,283,668

 Long Term Liabilities
  Long term debt, less current maturities                           327,684

 Stockholder's equity
  Common stock issued                                 3,860
  Preferred stock                                 2,675,000
  Retained earnings(deficit)                       (197,907)
  Additional paid-in capital                        414,155
  Common stock to be issued                       2,500,000
                                                -----------
   Total stockholders' equity                                     5,395,108
                                                                 ----------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $7,006,460
                                                                 ==========

                 ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF EARNINGS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999



Net Sales                                                     $ 784,140
Costs of sales                                                  329,721
                                                               --------
Gross profit                                                    454,419
Operating expenses                                              498,445
                                                               --------
(Loss) before income taxes                                      (44,026)
Other income                                                        671
Income taxes                                                      2,850
                                                               ---------
NET (LOSS)                                                    $ (46,205)
                                                               ---------
                                                               ---------

                 ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES
                       CONSOLIDATED CASH FLOW STATEMENT
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999


Cash flows from operating activities:

Net income (Loss)                                                     $ (46,205)

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization                         $  155,881
(Increase) decrease in accounts receivable              (261,037)
(Increase) decrease in prepaid expenses                   28,938
(Increase) decrease in inventories                         9,913
Increase (decrease) in accounts payable                  373,831
Increase (decrease) in income taxes payable               20,500
                                                      ----------
Total adjustments                                                       328,026
                                                                      ---------
Net cash provided by operating activities                               281,821

Cash flows from investing activities:

Excess of cost over book value of subs                (4,884,954)

Net cash used by investing activities                                (4,884,954)

Cash flows from financing activities:
Loans receivable                                          21,320)
Increase in notes payable                                416,831
Preferred stock issued                                 2,675,000
Common stock to be issued                              2,500,000
Common stock issued                                          160
Additional paid-in capital received                     (625,624)
                                                      ----------
Net cash provided by financing activities                             4,945,047
                                                                    -----------
Net increase in cash and equivalents                                    341,914

Cash and cash equivalents, beginning                                    159,988
                                                                    -----------
Cash and cash equivalents, Ending                                   $   501,902
                                                                    -----------
                                                                    -----------
Supplemental information:

Cash paid during the period for:
 Interest                                                           $    12,418
                                                                    -----------
                                                                    -----------
 Taxes                                                              $     1,149
                                                                    -----------
                                                                    -----------

                 ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                                                                             Deficit
                                                                                           Accumulated
                                    Common Stock         Preferred Stock        Additional  During the
                                    Number of            Number of              Paid-in    Developmental Common Stock  Stockholders'
                                    Shares      Amount   Shares       Amount    Capital       Stage      To Be Issued  Equity

Balance at January 1, 1999:         3,690,000   $ 3,690                         $ 879,325  $ (151,702)   $        --   $   731,313

Issuance of common stock for cash
 at $2.50 per share                   170,000       170                           424,830          --                      425,000

Issuance of preferred stock for
 cash at $2.50 per share                             --    70,000     175,000                                              175,000

Issuance of preferred stock in
 connection with acquisition                              500,000   2,500,000    (890,000)                               1,610,000

Common stock to be issued at
 $2.50                              1,000,000                                                              2,500,000     2,500,000

Net Loss                                                                                      (46,205)                     (46,205)
                                    ------------------------------------------------------------------------------------------------
Balance at March 31, 1999           4,860,000   $ 3,860   570,000 $ 2,675,000   $ 414,155  $ (197,907)   $ 2,500,000   $ 5,395,108
                                    ================================================================================================

                 Enviro-Clean of America, Inc. & Subsidiaries
                         Notes to Financial Statements
                                March 31, 1999



NOTE A

     Enviro-Clean of America, Inc. & Subsidiaries is a public company primarily engaged in owning companies in the fields of wholesale and distribution of sanitary maintenance supplies, paper goods and related products. The Company's sales and services are provided to various entities located throughout the United States.



NOTE B

     The numbers in these financial statements are interim numbers. Management deems them not necessarily indicative of the full year.